FOR IMMEDIATE RELEASE

CORE LAB REPORTS Q3 2016 RESULTS:

•	THIRD QUARTER REVENUE OF $143 MILLION

•	THIRD QUARTER EPS OF $0.38 FLAT SEQUENTIALLY ON A GAAP BASIS

•	THIRD QUARTER NI, OPERATING INCOME AND MARGINS ALL UP SEQUENTIALLY

•	THIRD QUARTER OPERATING MARGINS INCREASE TO 15%

•	YTD FCF OF $101 MILLION REPRESENTED 208% OF YTD NET INCOME

•	OILFIELD SERVICES-LEADING YTD FCF/REVENUE CONVERSION RATE OF 23%

•	COMPANY POSTS OILFIELD SERVICES-LEADING ROIC

AMSTERDAM (19 October 2016) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported third quarter 2016 revenue of $143,500,000, down 3% sequentially from the second quarter 2016, with earnings per diluted share (“EPS”) of $0.38, in accordance with U.S. generally accepted accounting principles ("GAAP"), flat from the second quarter 2016. Third quarter 2016 net income ("NI") was $16,700,000; operating income was $21,500,000; and operating margins were 15%, all of which were up from the second quarter of 2016 as Core’s cost reduction, multi-skilling, and lab automation programs continue to produce positive financial results for the Company. Third quarter EPS and net income increased more significantly, 9% and 10%, respectively, when compared to the second quarter of 2016 non-GAAP results, which included removing the benefits of a lower than expected tax rate. During the quarter, Core generated $32,400,000 of free cash flow (“FCF”), defined as cash from operations less capital expenditures, which was used to pay the Company’s third quarter dividend, repurchase Company shares, and reduce the outstanding balance on Core’s revolving credit facility. Year-to-date (“YTD”) FCF reached $101,000,000, as Core converted 23% of every YTD revenue dollar into FCF.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC is the highest of comparably sized companies in its oilfield services Comp Group.

The Company believes the anticipated “V-shaped” worldwide commodity recovery has begun. One indication is that several U.S.-based operators continue to announce rig additions. Further, global demand for hydrocarbon-based energy continues to increase, while worldwide crude oil supply peaked in the second half of 2015 and began a decline that Core believes will continue through all of 2016 and 2017. The Company has observed that U.S. oil production peaked at approximately 9,700,000 barrels of oil per day (“BOPD”) in March 2015 and has fallen since then by an estimated 1,300,000 BOPD, with decreases of 450,000 BOPD in 2015 and another 850,000 BOPD so far in 2016.

At current activity levels, Core predicts 2016 U.S. onshore oil production will fall more than 1,100,000 BOPD which may be somewhat offset by deepwater Gulf of Mexico ("GOM") gains of approximately 100,000 BOPD (significantly lower than previously projected), yielding a U.S. net decline of approximately 1,000,000 BOPD and an updated net decline curve rate of approximately 11%. Based on currently available worldwide crude oil production data, coupled with internal Core Lab data, Core estimates that the net worldwide annual crude oil production decline rate is approximately 3.3%. That is supported by recent International Energy Agency ("IEA") reports that worldwide crude oil production continued to fall through the third quarter of 2016 and by recent bullish U.S. inventory trends. In addition to the U.S. decline, Core expects 2016 production declines in Angola, Colombia, Indonesia, Iraq, Mexico, Nigeria, and Venezuela, among others. China recently reported a year-over-year production decline of 10% to less than 3,900,000 BOPD, nearing a six-year low.

The net worldwide decline rate is predicated on sharper decline curve rates for tight-oil reservoirs and a significant reduction of maintenance capital expenditures for the existing crude oil production base. These factors, together with the continuing decline in global production, recent Organization of the Petroleum Exporting Countries ("OPEC") action, the accelerated decline in U.S.-based inventories, and the continuing increase in global energy consumption are creating a tighter crude oil supply market and are expected to result in increasing crude prices and industry activity levels worldwide.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations, which focus primarily on international markets and an increasing number of reservoir fluid phase-behavior and crude oil characterization projects, reported third quarter 2016 revenue of $100,300,000, down 3% sequentially from second quarter levels, while operating income and operating margins both increased on a sequential quarterly basis. Third quarter 2016 operating income increased 6% to $20,400,000, and operating margins were 20.3%, an increase of 160 basis points over second quarter 2016 results.

Reservoir Description’s relative outperformance, compared with falling international drilling activity, continues to be underpinned by Core’s differentiated technology offerings and industry-leading reservoir fluid characterization capacity. In addition, the outperformance of Reservoir Description was bolstered by Core Lab joining a technical cooperation with Apache Corporation ("Apache") for defining reservoir potential in Apache’s recently announced Alpine High resource play, the expansion of high-margin reservoir fluid phase-behavior projects from the deepwater GOM and West African fields, and the continuation of multiple enhanced oil recovery ("EOR") projects in various U.S. tight-oil reservoir plays.

Core Lab and Apache’s Unconventional Reservoir Team, one of Core’s most technologically innovative clients, have worked together to develop cutting-edge laboratory technologies and protocols to evaluate the complex properties of unconventional reservoirs. These collaborative efforts have resulted in the deployment of one of the most technologically advanced flow-studies instrumentation with ultra-low volume measurement capabilities at full reservoir pressure and temperature conditions. The development of these technologies was critical in evaluating the natural gas and crude oil reservoirs in Apache’s recently announced Alpine High resource play. The data sets were used to identify thousands of low-risk drilling locations in the Woodford and Barnett formations, as well as ongoing evaluations of Wolfcamp and Bone Springs locations.

The multiple miscible-gas-related EOR projects in progress at Core for tight-oil reservoirs are being conducted at in-situ reservoir pressures and temperatures. In several of the projects, Core is cycling various fluids through the reservoir rock matrix, including combinations of light hydrocarbon gases, CO2, and low salinity water, amongst other fluids, which has led to additional hydrocarbon production of lighter oils from the fracture network, followed by longer-chained hydrocarbon molecules from the matrix porosity. These projects are from the Eagle Ford play, as well as the Wolfcamp and other sequences of the Permian Basin.

In deepwater, Core continues to perform increasing numbers of reservoir fluid phase-behavior and crude oil characterization studies from the GOM and West Africa. Additionally, the Company is continuing extensive advanced rock properties studies on the ExxonMobil Liza-2 well, offshore Guyana, and on a potential giant field discovery offshore West Africa. Both of these discoveries are world-class in nature with recoverable crude oil equivalent reserves expected to exceed one billion barrels.

Crude oil characterization, distillation, and fractionation studies increased during the third quarter of 2016, as oil company clients continued to investigate ways to maximize yields through the refining process. The Company continues to invest in technologies to improve yields and product blends for its clients, most recently through direct client access to real-time data from mobile devices.

Production Enhancement

Production Enhancement operations, largely focused on North American unconventional reservoirs and complex deepwater completions and stimulations, posted third quarter 2016 revenue of $37,600,000, down 4% sequentially from second quarter levels, while operating income and operating margins increased versus last quarter.

Core's original third quarter revenue and EPS guidance for the Company was based on increased Production Enhancement revenue, operating margins, and significant incremental margins in response to second quarter increases in U.S. rig count, and subsequent increases in completion and stimulation events. However, total completions for U.S. land wells for the third quarter were down sequentially from second quarter levels, due, in part, to new pad-drilling projects, during which all pad wells need to be drilled before the completion process begins. Consequently, anticipated increases in third quarter completion and stimulation programs were delayed. While revenue decreased because of a lower level of U.S. completions in the third quarter of 2016 compared with the second quarter of the year, profitability increased because of Core’s cost reduction program and increasing numbers of technologically sophisticated and challenging projects, many located throughout the Permian Basin.

Occidental Petroleum (“Oxy”), another technologically driven client, is continuing to identify and evaluate uphole recompletion opportunities in the Permian Basin in order to target previously uncompleted and unstimulated formations. Oxy, using data sets from Core’s SpectraStimTM and FlowProfilerTM technologies, pumped oil- and water-soluble chemical diagnostic tracers into uphole intervals and horizons to determine reservoir quality and stimulation effectiveness, potentially increasing daily production and future reserve totals.

Reservoir Management

For the third quarter of 2016, Reservoir Management operations reported revenue of $5,700,000 and a slight operating loss. Results were sequentially lower than second quarter 2016 levels due to the highly discretionary nature of participation in Core’s joint industry projects ("JIPs") when oil companies defer spending on such projects until higher prices for crude oil and natural gas are realized.

In the quarter, interest in evaluating Permian Basin acreage remained at high levels, and five additional operating companies joined Core’s Permian Basin JIPs. The Company also proposed a JIP of the Mississippian-aged Meramac and Osage formations, which overlay the Silurian-aged Woodford Formation in the STACK-B play, which includes Blaine County. Core believes that the combination of the STACK-B and SCOOP will be designated as a major resource play in the U.S. The proposed JIP study will complement Core’s existing JIP in the Oklahoma Woodford shale, which has numerous oil company participants.

Free Cash Flow, Dividends, Share Repurchases, and Debt Reduction

During the third quarter of 2016, Core’s operations generated $34,800,000 in cash from operating activities and had capital expenditures of $2,400,000, yielding $32,400,000 of FCF, which was utilized to pay the Company’s quarterly dividend, repurchase shares, and reduce the debt outstanding on the Company’s revolving credit facility.

On 7 July 2016, the Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 15 August 2016 to shareholders of record on 18 July 2016. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 11 October 2016, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the fourth quarter of 2016. The quarterly cash dividend will be payable 22 November 2016 to shareholders of record on 21 October 2016 and completes a total payout of $2.20 per share of common stock from the four dividends declared and paid during 2016. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

During the quarter, the members of OPEC announced a framework to reduce their daily crude oil production. This event, in the Company’s opinion, will likely serve as an important catalyst that could speed the re-balancing of the crude oil markets which may provide for a significant recovery in industry activity. Also during the quarter, the Company generated free cash flow in excess of the quarterly dividend and other investing and financing cash requirements, and, as a result, the Company repurchased 16,000 shares on September 30.

Core also reduced the balance of debt outstanding on its revolving credit facility by $2,000,000 to a quarter-end balance of $58,000,000.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core's Comp Group by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs in the highest ROIC decile of its Comp Group. According to the latest financial information from Bloomberg, Core's ROIC is the highest of any comparably sized oilfield service company listed in its Comp Group. Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, CARBO Ceramics, FMC Technologies, Baker Hughes, Oceaneering, National Oilwell Varco, and Oil States International, among others; several of which failed to post ROIC that exceeded their weighted average cost of capital ("WACC"), thereby eroding capital and shareholder value. Core’s ratio of ROIC to WACC is the highest of any company in the Comp Group.

Fourth Quarter 2016 Revenue and EPS Guidance

For the fourth quarter of 2016, Core expects activity levels to increase in North America but be offset by continuing weakness in international locations, especially South America and Asia-Pacific regions. Reservoir Description margins are expected to remain at 20% even with anticipated weakness in the international markets while revenues and margins are expected to increase for North American-centric Production Enhancement operations. As has been the case in past industry recoveries of worldwide operating activities, Core's Company-wide revenue growth and margin expansion is not immediately correlated to increasing rig counts but to subsequent completion and stimulation events and large scale reservoir rock and reservoir fluid characterization projects. Therefore, a well, or a number of wells, needs to be drilled and either be completed, stimulated, cored and have reservoir fluid samples collected, before Core realizes a revenue event.

As has been the case for past activity recoveries, Core expects its revenue growth to ultimately outperform the increase in industry activity rates by 200 to 400 basis points. Core expects to generate incremental operating income margins of approximately 60% early in the activity recovery phase followed by historical incremental operating income margins of approximately 35% to 45% well into the recovery phase.

With international activity weaknesses being offset by North American activity increases, Core projects flat fourth quarter revenue ranging from between $143,000,000 and $145,000,000, and EPS to range between $0.38 and $0.40, with a quarterly effective tax rate of approximately 6%. FCF is expected to exceed net income as has been the case for the last nine quarters. Core is also expected to continue to make opportunistic repurchases of its shares using the FCF in excess of its dividend payments.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's third quarter 2016 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 20 October 2016.
To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2015 Form 10-K filed on 12 February 2016 and Forms 10-Q filed on 22 April 2016 and 22 July 2016, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

For more information, contact:
Richard L. Bergmark - CFO, + 1 713 328 2101
Gwen Schreffler - VP Corporate Development and Investor Relations, +1 713 328 6210
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	30 Sep 2016	30 Jun 2016	30 Sep 2015	vs Q2-16	vs Q3-15
REVENUE	$143,483	$148,069	$197,265	(3.1)%	(27.3)%

OPERATING EXPENSES:
Costs of services and sales	107,153	109,999	129,050	(2.6)%	(17.0)%
General and administrative expenses	8,406	11,139	12,155	(24.5)%	(30.8)%
Depreciation and amortization	6,724	6,751	6,910	(0.4)%	(2.7)%
Other (income) expense, net	(288)	(47)	2,332	NM	NM
Total operating expenses	121,995	127,842	150,447	(4.6)%	(18.9)%

OPERATING INCOME	21,488	20,227	46,818	6.2%	(54.1)%
Interest expense	2,569	3,021	3,471	(15.0)%	(26.0)%

INCOME BEFORE INCOME TAX EXPENSE	18,919	17,206	43,347	10.0%	(56.4)%
INCOME TAX EXPENSE	2,081	671	9,753	NM	(78.7)%
NET INCOME	16,838	16,535	33,594	1.8%	(49.9)%
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	108	(89)	190	NM	NM
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$16,730	$16,624	$33,404	0.6%	(49.9)%

Diluted Earnings Per Share:	$0.38	$0.38	$0.78	—%	(51.3)%

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	44,320	43,505	42,685	1.9%	3.8%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$100,267	$102,962	$117,943	(2.6)%	(15.0)%
Production Enhancement	37,552	39,149	64,918	(4.1)%	(42.2)%
Reservoir Management	5,664	5,958	14,404	(4.9)%	(60.7)%
Total	$143,483	$148,069	$197,265	(3.1)%	(27.3)%

Operating income:
Reservoir Description	$20,395	$19,209	$30,338	6.2%	(32.8)%
Production Enhancement	1,121	755	11,367	48.5%	(90.1)%
Reservoir Management	(125)	422	4,796	(129.6)%	(102.6)%
Corporate and other	97	(159)	317	NM	NM
Total	$21,488	$20,227	$46,818	6.2%	(54.1)%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended
	30 Sep 2016	30 Sep 2015	% Variance

REVENUE	$445,199	$614,797	(27.6)%

OPERATING EXPENSES:
Costs of services and sales	329,966	407,943	(19.1)%
General and administrative expenses	30,595	37,463	(18.3)%
Depreciation and amortization	20,322	20,406	(0.4)%
Other (income) expense, net	(339)	4,467	NM
Severance and other charges	—	7,090	NM
Total operating expenses	380,544	477,369	(20.3)%

OPERATING INCOME	64,655	137,428	(53.0)%
Interest expense	9,024	8,990	0.4%

INCOME BEFORE INCOME TAX EXPENSE	55,631	128,438	(56.7)%
INCOME TAX EXPENSE	7,141	29,100	(75.5)%
NET INCOME	48,490	99,338	(51.2)%
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	54	(91)	NM
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$48,436	$99,429	(51.3)%

Diluted Earnings Per Share:	$1.11	$2.31	(51.9)%

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	43,450	43,038	1.0%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$304,778	$358,613	(15.0)%
Production Enhancement	120,846	210,652	(42.6)%
Reservoir Management	19,575	45,532	(57.0)%
Total	$445,199	$614,797	(27.6)%

Operating income:
Reservoir Description	$57,824	$89,812	(35.6)%
Production Enhancement	6,017	35,666	(83.1)%
Reservoir Management	784	12,114	(93.5)%
Corporate and other	30	(164)	NM
Total	$64,655	$137,428	(53.0)%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)
(Unaudited)

ASSETS:				% Variance
	30 Sep 2016	30 Jun 2016	31 Dec 2015	vs Q2-16	vs Q4-15
Cash and Cash Equivalents	$17,219	$14,778	$22,494	16.5%	(23.5)%
Accounts Receivable, net	108,520	111,752	145,689	(2.9)%	(25.5)%
Inventory	37,339	39,818	40,906	(6.2)%	(8.7)%
Other Current Assets	22,276	28,637	29,458	(22.2)%	(24.4)%
Total Current Assets	185,354	194,985	238,547	(4.9)%	(22.3)%

Property, Plant and Equipment, net	131,210	135,060	143,211	(2.9)%	(8.4)%
Intangibles, Goodwill and Other Long Term Assets, net	245,574	242,061	243,500	1.5%	0.9%
Total Assets	$562,138	$572,106	$625,258	(1.7)%	(10.1)%

LIABILITIES AND EQUITY:

Accounts Payable	$32,201	$29,404	$33,474	9.5%	(3.8)%
Other Current Liabilities	61,341	66,811	87,284	(8.2)%	(29.7)%
Total Current Liabilities	93,542	96,215	120,758	(2.8)%	(22.5)%

Long-Term Debt & Lease Obligations	206,363	208,237	430,987	(0.9)%	(52.1)%
Other Long-Term Liabilities	99,436	100,703	97,212	(1.3)%	2.3%

Total Equity	162,797	166,951	(23,699)	NM	NM
Total Liabilities and Equity	$562,138	$572,106	$625,258	(1.7)%	(10.1)%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Three Months Ended	Nine Months Ended
	30 Sep 2016	30 Sep 2016
CASH FLOWS FROM OPERATING ACTIVITIES	$34,870	$108,684

CASH FLOWS FROM INVESTING ACTIVITIES	(4,665)	(10,497)

CASH FLOWS FROM FINANCING ACTIVITIES	(27,764)	(103,462)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,441	(5,275)
CASH AND CASH EQUIVALENTS, beginning of period	14,778	22,494
CASH AND CASH EQUIVALENTS, end of period	$17,219	$17,219

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables management, our investors and the public to more effectively evaluate the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these items; and we feel that this presentation provides the public a better understanding of the underlying operations' current period financial results on a more comparable basis to those reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in Core Lab's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Earnings Per Diluted Share
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	30 Jun 2016
	Net Income attributable to Core Laboratories N.V.	Earnings Per Diluted Share
GAAP reported	$16,624	$0.38
Foreign exchange losses	417	0.01
Benefit of lower tax rate [1]	(1,782)	(0.04)
Excluding specific items	$15,259	$0.35

(1) Quarter tax rate of 3.9%; guidance given at 14%

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Nine Months Ended
	30 Sep 2016	30 Sep 2016
Net cash provided by operating activities	$34,870	$108,684
Capital expenditures	(2,438)	(7,740)
Free cash flow	$32,432	$100,944

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